Exhibit 99.1

TranS1 Inc. Reports Operating Results for the Fourth Quarter of 2011,

Issues First Quarter 2012 Guidance

- Fourth quarter revenues were $4.0 million -

- 310 TranS1 procedures performed globally in the quarter -

- Launch of VEO™ Lateral Access and Interbody Fusion System -

- Net loss per share was $0.18 for the quarter -

- Category I CPT code application approved -

WILMINGTON, NC — (GLOBE NEWSWIRE)— March 8, 2012—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region, today announced its financial results for the fourth quarter ended December 31, 2011.

Comparison of Selected Financial Results (in millions, except per share data)

	Three Months Ended December 31,
	2011	2010
As reported:
Total revenue	$4.0	$5.9
Net loss	(4.9)	(5.7)
Net loss per common share	(0.18)	(0.27)
Excluding special items*:
Net loss	(4.9)	(4.5)
Net loss per common share	(0.18)	(0.22)

*	See “Reconciliation of GAAP Financial Information to Non-GAAP Financial Information” below.

Revenues were $4.0 million in the fourth quarter of 2011, representing a 32% decrease from revenues of $5.9 million in the fourth quarter of 2010. Domestic revenues were $3.7 million in the fourth quarter of 2011, compared to $5.2 million in the fourth quarter of 2010. Gross margin was 73.9% in the fourth quarter of 2011 as compared to 47.0% in the fourth quarter of 2010.

Net loss was $4.9 million in the fourth quarter of 2011, compared to a net loss of $5.7 million in the fourth quarter of 2010. Net loss per common share was $0.18 in the fourth quarter of 2011 compared to a net loss per share of $0.27 in the fourth quarter of 2010.

Excluding special items, net loss in the fourth quarter of 2011 was $4.9 million, or $0.18 per common share, compared to net loss excluding special items of $4.5 million, or $0.22 per common share in the fourth quarter of 2010. Special items in the fourth quarter of 2010 consisted of inventory reserves of $1.7 million and income from a grant from the U.S. Treasury under the Qualifying Therapeutic Discovery Program of $0.5 million.

Cash, cash-equivalents and investments were $44.8 million as of December 31, 2011, which includes the net proceeds of $18.2 million from the sale of 6.2 million shares of our stock in a public offering in September 2011.

On March 5, 2012, the Company announced that the CPT Editorial Panel, or the Panel, has voted to approve an application for a new Category I CPT code, 225XX1, for L5/S1 spinal fusion utilizing our AxiaLIF implant when performing a pre-sacral interbody fusion. In addition, the Panel has voted to establish a new Category III CPT code, 019XXT, as an add-on code to the new Category I code for use when performing L4/5 spinal fusion. The new CPT codes were announced on the AMA’s website on March 2, 2012, and will become effective on January 1, 2013.

“We are making significant progress on the critical elements of our strategy to build value at TranS1,” said Ken Reali, President and CEO of TranS1. “The recent positive CPT Editorial Panel vote, the increased payor coverage momentum and the launch of the VEO lateral system have established a strong foundation for future growth.”

TranS1 Outlook

For the first quarter ending March 31, 2012, the Company expects total revenues in the range of $3.5 - $3.9 million.

Conference Call

TranS1 will host a conference call today at 4:30 pm ET to discuss its fourth quarter financial results. To listen to the conference call on your telephone, please dial (877) 881-2183 for domestic callers and (970) 315-0453 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the archived recording, use the following link at http://ir.trans1.com/events.cfm.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of certain components of financial performance, including net loss and loss per share, which are adjusted from results based on GAAP. Although “as adjusted” financial measures are non-GAAP financial measures, the Company believes that the presentation of “as adjusted” financial measures calculated to exclude “special items” are useful adjuncts to the GAAP “as reported” financial measures. “Special items” consist of inventory obsolescence reserves taken in 2011 and 2010 for existing products that are being replaced, or are obsolete and excess, management transition costs incurred in 2010, including severance, recruiting and other personnel-related expenses and a grant from the U.S. Treasury under the Qualifying Therapeutic Discovery Program received in 2010. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe that providing a non-GAAP measure that adjusts for significant non-cash expenses, such as inventory obsolescence reserves, and significant non-recurring management transition expenses, allows comparison of our core operations from period to period. These non-GAAP measures may be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the most directly comparable GAAP measure.

About TranS1 Inc.

TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary approach to treat degenerative conditions of the spine affecting the lower lumbar region. TranS1 currently markets the AxiaLIF® family of products for single and two level lumbar fusion, the VEO™ lateral access and interbody fusion system and the Vectre™ and Avatar™ posterior fixation systems for lumbar fixation supplemental to AxiaLIF fusion. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.

Forward Looking Statements

This press release includes statements relating to our efforts to gain favorable coverage decisions for our products that are based on our current beliefs and assumptions. These statements constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the pace of adoption of our product technology by spine surgeons, the outcome of coverage and reimbursement decisions by the government and third party payors, the success of our continuing product development efforts, the effect on our business of existing and new regulatory requirements, uncertainty surrounding the outcome of the matters relating to the subpoena issued to the Company by the Department of Health and Human Services, Office of Inspector General, stockholder class action lawsuits, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with TranS1’s business, please review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010. You are cautioned not to place undue reliance on these forward looking statements, which are based on TranS1’s expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

CONTACT:

Investors:

TranS1 Inc.

Joseph P. Slattery, 910-332-1700

Executive Vice-President and Chief Financial Officer

or

Westwicke Partners

Mark Klausner, 443-213-0501

trans1@westwicke.com

Source: TranS1 Inc.

TranS1 Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Revenue	$3,990	$5,856	$19,153	$26,154
Cost of revenue	1,042	3,105	4,555	7,104

Gross profit	2,948	2,751	14,598	19,050

Operating expenses:
Research and development	1,351	916	5,191	4,223
Sales and marketing	4,905	6,223	21,561	26,275
General and administrative	1,603	1,848	6,125	8,565

Total operating expenses	7,859	8,987	32,877	39,063

Operating loss	(4,911)	(6,236)	(18,279)	(20,013)
Other income (expense), net	(1)	501	6	486
Net loss	$(4,912)	$(5,735)	$(18,273)	$(19,527)

Net loss per common share - basic and diluted	$(0.18)	$(0.27)	$(0.81)	$(0.94)

Weighted average common shares outstanding - basic and diluted	27,207	20,870	22,588	20,738

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
GAAP net loss	$(4,912)	$(5,735)	$(18,273)	$(19,527)
Special items:
Inventory obsolescence reserve	9	1,679	521	2,001
Management transition costs	—	—	—	1,364
U.S. government research grant	—	(489)	—	(489)

Net loss excluding special items	$(4,903)	$(4,545)	$(17,752)	$(16,651)

GAAP net loss per share	$(0.18)	$(0.27)	$(0.81)	$(0.94)
Special items:
Inventory obsolescence reserve	—	0.08	0.02	0.10
Management transition costs	—	—	—	0.06
U.S. government research grant	—	(0.02)	—	(0.02)

Net loss excluding special items	$(0.18)	$(0.22)	$(0.79)	$(0.80)

Shares used in computing GAAP and non-GAAP loss per share	27,207	20,870	22,588	20,738

TranS1 Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$38,724	$24,461
Short-term investments	6,027	18,075
Accounts receivable, net	2,522	3,654
Inventory	4,525	3,878
Prepaid expenses and other assets	680	389

Total current assets	52,478	50,457
Property and equipment, net	1,554	1,562

Total assets	$54,032	$52,019

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,303	$2,214
Accrued expenses	1,203	2,077

Total current liabilities	4,506	4,291
Noncurrent liabilities	26	—
Stockholders’ equity
Common stock	3	2
Additional paid-in capital	158,403	138,401
Accumulated other comprehensive income (loss)	13	(29)
Accumulated deficit	(108,919)	(90,646)

Total stockholders’ equity	49,500	47,728

Total liabilities and stockholders’ equity	$54,032	$52,019

TranS1 Inc.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2011	2010	2011	2010
Cash flows from operating activities:
Net loss	$(4,912)	$(5,735)	$(18,273)	$(19,527)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	189	154	662	746
Stock-based compensation	304	429	1,558	1,851
Allowance for excess and obsolete inventory	9	1,663	521	2,004
Provision for bad debts	(56)	172	31	226
Loss on sale of fixed assets	5	—	54	70
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	945	602	1,101	46
(Increase) decrease in inventory	(301)	624	(1,168)	1,443
(Increase) decrease in prepaid expenses	(431)	(51)	(291)	287
Increase (decrease) in accounts payable	1,406	920	1,089	(228)
Increase (decrease) in accrued expenses	(146)	(172)	(848)	808

Net cash used in operating activities	(2,988)	(1,394)	(15,564)	(12,274)

Cash flows from investing activities:
Purchases of property and equipment	(272)	(147)	(708)	(565)
Purchases of investments	—	(10,081)	(16,102)	(18,050)
Sales and maturities of investments	12,054	10,985	28,150	25,928

Net cash provided by (used in) investing activities	11,782	757	11,340	7,313

Cash flows from financing activities:
Net proceeds from issuance of common stock	(24)	—	18,334
Proceeds from exercise of stock options	7	22	111	148

Net cash provided by financing activities	(17)	22	18,445	148

Effect of exchange rate changes on cash and cash equivalents	40	(13)	42	(24)

Net increase (decrease) in cash and cash equivalents	8,817	(628)	14,263	(4,837)
Cash and cash equivalents, beginning of period	29,907	25,089	24,461	29,298

Cash and cash equivalents, end of period	$38,724	$24,461	$38,724	$24,461